Exhibit 10.37

LIN TV Corp.

Summary of Executive Compensation

      As of March 15, 2006, the 2006 base salaries of each of the executive officers of LIN TV Corp. were as follows:

Name of Executive	Title of Executive	Base Salary

Gary R. Chapman	Chairman of the Board, President and Chief Executive Officer	800,000
Vincent L. Sadusky	Vice President, Chief Financial Officer and Treasurer	398,000
Gregory M. Schmidt	Vice President of New Development, General Counsel and Secretary	400,000
Denise M. Parent	Vice President, Deputy General Counsel	230,000
John S. Viall, Jr.	Vice President, Engineering and Operations	230,000

      Mr. Chapman’s target bonus opportunity is established in accordance with his employment agreement incorporated by reference as Exhibit 10.2 to the Annual Report on Form 10-K for the year ended December 31, 2005. The Compensation Committee of the Board of Directors determines the bonuses to be paid to the other executives listed below based on targets established by the Compensation Committee and subjective assessment by the Compensation Committee of the extent to which the executive officer contributed to the overall performance of the Company or a particular department of the Company.

      As of March 15, 2006, the 2006 target bonus of each of the executive officers of LIN TV Corp. were as follows:

Name of Executive	Title of Executive	Cash Bonus Base Salary

Gary R. Chapman	Chairman of the Board, President and Chief Executive Officer	800,000
Vincent L. Sadusky	Vice President, Chief Financial Officer and Treasurer	154,000
Gregory M. Schmidt	Vice President of New Development, General Counsel and Secretary	166,000
Denise M. Parent	Vice President, Deputy General Counsel	121,000
John S. Viall, Jr.	Vice President, Engineering and Operations	121,000